Exhibit 10.10

ADVISOR AGREEMENT

THIS AGREEMENT is made as of this 18th day of December, 2023 (the “Agreement”).

B E T W E E N:

DR. RACHEL F. BREM

(the “Advisor” or the “Executive Director”)

-and-

BREATHE BIOMEDICAL INC. (US), a Delaware corporation with a principal place of business at 245 Main Street, 2nd Floor, Cambridge, MA 02142
(the “Company”)

IN CONSIDERATION OF the covenants and agreements contained in this Agreement, the Advisor and the Company agree as follows:

1.	Services

(a)	The Advisor shall provide the services described herein and as set forward in Appendix “A” hereto (the “Services”) pursuant to the terms and conditions of this Agreement. The Advisor shall also serve on the Board of Directors (the “Board”) of the Company’s parent company, Breathe Biomedical Inc. (Canada) (“Breathe”) (together the Company and Breathe are hereinafter referred to as the “Breathe Group”).

(b)	The Advisor’s skills, professionalism and experience is a material inducement for the Company entering into this Agreement and appointing the Advisor to the Board of Breathe. The Advisor further represents and warrants that she is in good standing with the American Board of Radiology and will retain such status throughout the Term (as defined below). The Advisor shall not delegate or assign the performance of the Services to any other person without the Company’s prior consent in writing, which consent may be unreasonably withheld.

(c)	The Advisor agrees not to engage in activities or services to any other person or third party that would interfere with her obligations under this Agreement, or her role as a professional and fiduciary to the Breathe Group. The Advisor has disclosed to the Company her affiliation, engagement, or activities (whether paid or unpaid) with respect to membership, engagement, and affiliation with any third parties prior to execution of this Agreement. If there is any question as to whether an external activity, including, affiliation or engagement, creates a conflict of interest or adversely impacts the interests of the Breathe Group, the Advisor should immediately seek direction from the Chief Executive Officer (the “CEO”), or the Board of Breathe, before engaging in such activity.

2.	Term of Agreement

The Advisor shall begin providing Services as of January 1, 2024 (the “Effective Date”) and the terms of this Agreement shall continue in effect unless terminated in accordance with Section 14 (the “Term”).

3.	Fee for Services

The Company shall pay to the Advisor for the provision of the Services a cash fee of US $10,000 per month during the Term (pro-rated for any partial month of Services), plus applicable sales and excise taxes as determined solely by the Advisor.

4.	Restricted Share Units

(a)	The Advisor will be eligible to receive Restricted Share Units (“RSUs”) during the Term. Any RSU grants shall be subject to approval by Breathe’s Board, applicable securities law and exchange policy, the terms of Breathe’s Equity Incentive Plan, as may be amended, and conditional on the Advisor executing the applicable grant agreement prior to receiving such grant.

(b)	As soon as reasonably practicable following her appointment to the Board of Breathe, Breathe shall, subject to the conditions above, grant the Advisor RSUs equivalent to US $50,000. For clarity, for the purposes of determining the number of RSUs to grant, the share value of CAD $1.10 will be used (converted to USD using the exchange rate reported by the Wall Street Journal on the day date of grant).

(c)	In addition to the initial RSU grant described above, and in connection with the Services, the Advisor will be granted US$30,000 of RSUs at the end of each quarter from the Effective Date (the “Services RSUs”). Such Services RSUs shall vest based on annual Key Performance Indicators (KPIs) established by Breathe’s Board. In the first year from the Effective Date, the Services RSUs shall vest based on the following KPIs:

(i)	Finalize protocol, and complete execution of 2024 breast cancer study by end 4Q24 –70%

(ii)	Establish FDA strategy and complete Pre-Submission meeting as appropriate – 10%

(iii)	Establish and execute publication strategy – 10%

(iv)	Develop and execute grant strategy – 10%

(d)	KPIs associated with any Services RSUs that are granted in the year following the one-year anniversary of the Effective Date shall have corresponding KPIs and other vesting provisions established by the Board of Breathe.

5.	Expenses

The Company shall reimburse the Advisor for all out-of-pocket business expenses reasonably, actually and properly incurred by the Advisor in the performance of the Services in accordance with this Agreement which are not otherwise covered by the fee for Services. For all such expenses the Advisor shall comply with the Company’s expense policy and must furnish to the Company receipts, statements and vouchers as and when required by the Company. The Advisor shall not be entitled to stipend as a member of the Board of Breathe.

6.	Invoices

The Advisor shall submit to the Company satisfactory invoices for cash fee for Services, together with statements and receipts for all eligible expenses claimed by the Advisor, at the end of each calendar month during the Term. Invoices shall be submitted to AP@breathebiomedical.com. Payment of the invoices by the Company shall be made to the Advisor within five (5) business days after the Company’s receipt of a satisfactory invoice and where applicable, statements and receipts for all eligible expenses claimed by the Advisor.

7.	Equipment and Tools

The Advisor shall provide at her own expense all equipment and tools that may be required to perform the Services such as a laptop and cell phone. The Advisor warrants that all such equipment and tools will be in good repair and with appropriate safeguards installed to protect Confidential Information (as defined below) or to comply with this Agreement. The Advisor agrees that she provide proof of such safeguards if asked by the Company or the Breathe Board.

8.	Licenses and Permits

The Advisor shall be responsible for obtaining all necessary licenses and permits and for complying with all applicable laws, codes, policies, regulations in connection with the terms of this Agreement.

9.	Independent Contractor

(a)	The Advisor agrees that the Breathe Group is not required to pay for or maintain any employee benefits, including health insurance, workers’ compensation insurance, nor to make withholdings or remittances for social security, income or other payroll taxes in respect of any fees or compensation that may be payable to the Advisor pursuant to this Agreement or otherwise. The Advisor shall be solely responsible for making all such contributions, premium payments and income tax remittances in conformity with any applicable statutory requirements on the Advisor’s own behalf.

(b)	The Advisor is not an employee of the Breathe Group and shall not be entitled to receive any employment benefits whatsoever. The Advisor agrees that the Advisor is not entitled to the rights and benefits afforded to any Breathe Group employees, including participation in any group insurance plans, vacation pay, overtime pay, termination pay or severance pay. The Advisor expressly acknowledges and agrees that the neither the Company or any Breathe Entity (as defined below) shall under any circumstances, be required to provide any notice or compensation or damages in lieu of notice of termination of the Services, beyond that provided for under Section 14.

10.	Confidentiality

(a)	The Advisor acknowledges that because of the nature of the Services to be provided, the Advisor will have access to confidential information about the business and affairs of the Company and Breathe, as well as their subsidiaries and affiliates (“Confidential Information”). Confidential Information includes, without limitation: all trade secrets (as defined by applicable law), financial information, reports, and forecasts; inventions, improvements, includes all non-public confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company, Breathe or any of their subsidiaries and affiliates (collectively the “Breathe Entities” and each a “Breathe Entity”) (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by the Advisor in the course of the Advisor’s engagement, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity employees, their responsibilities, competence and abilities, and compensation); medical information about patients or laboratory trials; pricing and nonpublic financial information; current and prospective research and development plans; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property.

(b)	The Advisor acknowledges that Confidential Information can be used to the detriment of the Breathe Entities and agrees that during the Advisor’s engagement, or any time thereafter, she will not:

(i)	use or disclose Confidential Information except while carrying out authorized activities on behalf of the Breathe Entities, and in no event for her own account; or

(ii)	make any unauthorized use of the Breathe Entities’ computer systems, communications networks, databases, servers, accounts or files.

(c)	Upon termination of the Advisor’s engagement, for any reason, all results and output by the Advisor under this Agreement including any Confidential Information will remain the exclusive property of the Company or the applicable Breathe Entity, and will be immediately returned to the Company or other Breathe Entity as directed in writing. The Advisor agrees to abide by, and follow, any directions of the Breathe Entities with respect to the deletion of Confidential Information from systems and agrees not to delete any Confidential Information from retrieval systems or destroy any information without the express written authorization by the CEO of the Company or a member of the Breathe Board.

(d)	Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of the Breathe Entities other than through the Advisor’s breach of this Agreement or breach by any person of some other obligation. Nothing herein prohibits the Advisor from disclosing Confidential Information as legally required pursuant to a validly issued order of a court or administrative agency of competent jurisdiction provided the Advisor has first provided notice of such order to the Breathe Board and the Advisor limits the scope of such disclosure to that compelled by law. Further, nothing is intended to prevent the Advisor from disclosing Confidential Information pursuant to any applicable regulatory whistleblowing legislation.

(e)	Notwithstanding anything herein to the contrary, the Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Advisor files a lawsuit for retaliation for reporting a suspected violation of law, the Advisor may disclose the trade secret to the Advisor’s attorney and use the trade secret information in the court proceeding, as long as the Advisor files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.	Intellectual Property

(a)	The Advisor agrees that during the Term of the Agreement, she will not disclose, nor use for her own benefit or otherwise misappropriate any, ideas, methods, plans, developments or improvements known by her which relate directly or indirectly to the business of the Breathe Entities, whether acquired by the Advisor before or during their engagement under this Agreement.

(b)	The Advisor acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development, or existing or future products or services of the Breathe Entities and that are conceived, developed, or made by the Advisor during their engagement (“Work Product”) belong to the Breathe Entities. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire”, and ownership of all right, title, and interest therein shall vest in the Breathe Entity. To the extent that any Work Product is not deemed a “work made for hire” under applicable law, or all right, title, and interest in and to such Work Product has not automatically vested as per the above, the Advisor hereby irrevocably assigns, transfers, and conveys, to the full extent permitted by applicable law, all right, title, and interest in and to the Work Product on a worldwide basis to the Company or such Breathe Entity as directed by the Company or the Breathe Board without further consideration. The Advisor will promptly disclose such Work Product to the Company or, if applicable the Breathe Entity, and perform all actions requested (whether during or after their engagement) to establish and confirm such ownership (including without limitation, assignments, consents, powers of attorney, and other instruments). Nothing in this section shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

12.	Non-Competition

(a)	The Advisor recognizes and agrees that the Breathe Entities are uniquely vulnerable to her given her skill set, experience and standing that make her a fiduciary to the Breathe Group.

(b)	Both during the Term and for 12 months after the effective date of cessation of the Advisor’s engagement under this Agreement, the Advisor shall not, directly or indirectly, engage in a manner competitive with the Breathe Group’s Fields of Business in Canada or the United States. “Fields of Business” means any diagnostic test that uses breath to detect cancer or other diseases.

(c)	Both during the Term and for 12 months after the effective date of cessation of the Advisor’s engagement under this Agreement, the Advisor shall not, directly, or indirectly, be engaged in any manner with a Direct Competitor. “Direct Competitor” means Owlstone Medical; Noze; Blu Biotech; and Pulmostics.

13.	Non-Disparagement

During and after the Advisor’s engagement with the Company, the Advisor shall not comment in any adverse fashion regarding the Breathe Entities or their directors, officers, agents, shareholders or employees, unless permitted to do so in accordance with any applicable regulatory whistleblowing legislation or required to do so by law or court order.

14.	Termination

This Agreement may be terminated as follows:

(a)	upon agreement in writing between the Company and the Advisor;

(b)	by either the Company or the Advisor at any time and for any reason upon the giving of 90 days’ advance written notice to the other party. The Company may request that the Advisor cease providing Services prior to the end of the 90-day notice period provided the Advisor is provided her cash fees to the end of the 90-day notice period and she abides by her obligations under this Agreement or otherwise as a matter of law or by virtue of her role as a member of the Breathe Board; and

(c)	by the Company or the Advisor, immediately, if there has been a material breach of this Agreement, which has not been cured, or cannot be cured, within 10 business days of written notice provided by the party alleging such breach with sufficient details regarding the grounds for to allege such material breach.

15.	Effect of Termination

Upon termination of this Agreement for any reason, or the Advisor agrees to resign immediately from the Board of Breathe and any other officer or director position with any Breathe Entity for no additional consideration and shall execute any documentation necessary to effect same.

16.	No Other Entitlements

Upon the termination of this Agreement for any reason, as applicable, the Company shall provide the Advisor with only the fees accrued and owing to the Advisor up to and including the termination date, as applicable, upon the Advisor’s provision of an invoice, as well as reimbursement for all eligible expenses that have been incurred by the Advisor and remain outstanding as of the expiration or earlier termination date, as applicable, upon the Advisor’s submission of satisfactory statements and receipts .The Advisor acknowledges and agrees that she shall have no further entitlements (including to pay in lieu of fees, RSUs or damages of any kind), whether under contract, statute, common law or otherwise. The Breathe Group does not make any representation as to the length of any engagement with the Advisor, including any fees, RSUs or compensation whatsoever.

17.	Return of Property

Upon the expiration or earlier termination of this Agreement for any reason, as applicable, or earlier if requested by the Breathe Group, the Advisor shall immediately deliver to the Company or such delegate, any Breathe Entities’ property and information (including Confidential Information) that may be in the Advisor’s possession or control.

18.	Provisions Which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason, the provisions of Sections 9, 10, 11, 12, 13, 14, 15, 16, 17 and this Section 18 and any other provisions of this Agreement necessary to give efficacy those Sections shall continue in full force and effect following such termination.

19.	Notices

All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when delivered by a nationally recognized overnight courier, (c) three (3) business days after the date sent by United States registered mail, return receipt requested, (d) by facsimile (proof of transmission required) or (e) on the date sent by email to such email address as is set forth below:

If to the Company:

c/o Breathe BioMedical Inc. (Canada)

191 Halifax Street

Moncton, NB E1C 9R6

Attn: Bill Dawes, CEO

Email: bill.dawes@breathebiomedical.com

If to the Advisor:

Dr. Rachel F. Brem

[redacted]

[redacted], FL

Email: [redacted]

or to such other address as any party entitled to notice hereunder may designate by notice to the other or is reasonably known.

20.	Entire Agreement

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express or implied or statutory between the parties other than expressly set out in this Agreement.

21.	Assignment

This Agreement is not assignable, whether in whole or in part, by the Advisor without the prior written consent by the Company. The Company, including any related or successor entity, may assign this Agreement to another Breathe Entity or any entity whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise, and the Advisor consents to such assignment. The Advisor recognizes and agrees that the Breathe Group is in a substantial phase of change and that any corporate reorganization, change of name of engaging entity to this Agreement or otherwise, is not a termination of this Agreement.

22.	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in full or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

23.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Delaware and U.S. federal law.

24.	Independent Legal Advice

The Advisor confirms that she has had a reasonable opportunity to obtain independent legal advice with respect to the terms of this Agreement and understands and agrees to same.

[Signature page to follow]

IN WITNESS WHEREOF the parties have executed this Agreement on the date noted above.

ADVISOR

/s/ “Rachel Brem”
Dr. Rachel F. Brem

BREATHE BIOMEDICAL INC.

Per:	/s/ “William Dawes”
Name:	William C. Dawes, Jr.
Title:	CEO

I have authority to bind the Company.

Appendix “A”

Services to be provided by the Advisor:

●	The Advisor shall serve as Executive Director – Clinical and Regulatory (Chief Medical Officer) and shall provide services that are associated with the position of an Executive Director of a Diagnostics enterprise at a similar stage of development;

●	Finalize protocol, and complete execution of 2024 breast cancer study by end of the fourth quarter of fiscal year 2024;

●	Establish FDA strategy and complete Pre-Submission meeting as appropriate;

●	Establish and execute publication strategy;

●	Develop and execute grant strategy; and

●	any other services commensurate with the Advisor’s role, or as otherwise agreed to between the Company (or Board) and the Advisor.

In the performance of the Services, the Advisor shall report to the CEO.

Time Commitment: approximately 20 hours per month for Services (excluding Board related services).